SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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NEONODE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

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NEONODE, INC.

SCHEDULE 14C INFORMATION STATEMENT
AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 6, 2010

To Our Stockholders:

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Neonode, Inc., a Delaware corporation (the “Company”), will be held on August 6, 2010 at 9:00 a.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

Only stockholders of record as of July 9, 2010 will be entitled to receive this Information Statement and Notice of Annual Meeting.

The following actions will be taken at the meeting:

1.	The election of Mr. John Reardon as a Director of the Company for a term of three years or until his successor is elected.

2.	The ratification of the appointment of KMJ Corbin and Company as our independent auditor for the fiscal year 2010.

3.	The ratification of the terms of certain capital raising transactions effected by the Company in the fourth quarter of 2009 and the first quarter of 2010.

4.
The authorization of the Board of Directors, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split without further approval or authorization of its stockholders.

Please be advised that Per Bystedt, Magnus Goertz, Thomas Eriksson, and Ramin Remo Behdasht (the “Majority Stockholders”), holding approximately 54% of our issued and outstanding shares of stock, beneficially own a majority of the issued and outstanding shares of stock of the Company.  The Majority Stockholders have advised the Board of Directors that they will vote their shares in favor of the foregoing proposals.  No other votes are required or necessary to adopt these proposals, and none is being solicited hereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.  NO ACTION IS REQUIRED BY YOU.

By Order of the Board of Directors

/s/ Per Bystedt
Mr. Per Bystedt, Chairman
July [__], 2010

Important Notice Regarding the Availability of Materials for the Stockholders Meeting to be Held on August 6, 2010.  This Information Statement and the Annual Report to Stockholders are available at www.neonode.com.

NEONODE, INC.

INFORMATION STATEMENT

Table of Contents

Page
Notice of Annual Meeting of Stockholders	1

Introduction	3

Admission to the Annual Meeting	4

Outstanding Voting Securities and Vote Required	4

PROPOSAL 1: Election of Director	5

Structure and Practices of the Board of Directors	6

PROPOSAL 2: Ratification of Appointment of Independent Auditor	12

Fees Paid to the Independent Auditor	12

PROPOSAL 3: Ratification of the Terms of Certain Capital Raising Transactions Effected by the Company in the Fourth Quarter of 2009 and the First Quarter of 2010.	13

Terms of the September 2009 Financing Transaction	13

Terms of the March 2010 Financing Transaction	13

PROPOSAL 4: Approval of the Authorization of the Board of Directors, in its Discretion, to Amend the Company’s Certificate of Incorporation to Effect a Reverse Stock Split without further Approval or Authorization of the Company’s Stockholders	14

Other Information Regarding the Company	21

Executive Compensation	23

No Dissenters’ Rights	25

Certain Relationships and Related Transactions	25

Other Matters	27

Annual Report/Form 10-K	27

Stockholder Proposals for the 2011 Annual Meeting	28

Incorporation of Certain Documents by Reference	28

Exhibits

INTRODUCTION

This Information Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Neonode, Inc., a Delaware corporation (“we”, “us”, “our”, or the “Company”), in connection with our Annual Meeting of Stockholders to be held on August 6, 2010 at 9:00 a.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

You are welcome to attend the meeting in person to vote your shares.  However, Per Bystedt, Magnus Goertz, Thomas Eriksson, and Ramin Remo Behdasht (the “Majority Stockholders”), the holders of a majority of our outstanding stock, have informed us that they will vote all of their shares of stock for all of the proposals set forth in this Information Statement.  Accordingly, these matters will be approved.

This Information Statement is being furnished to you solely for the purpose of informing you and the other stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended, and the Delaware General Corporation Law.

Since the proposals will be approved by the holders of the required majority of the issued and outstanding shares of the Company, in order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, we will not be soliciting proxies.  You are urged to read this Information Statement in its entirety for a description of the actions to be taken at the Annual Meeting.

This Information Statement will be mailed on or about July 16, 2010 to stockholders of record as of July 9, 2010.

The complete mailing address of the Company’s principal executive office is: Linnegatan 89, 11523 Stockholm, Sweden.

As of June 23, 2010 the following voting shares were outstanding:

CLASS	SHARES OUTSTANDING	VOTING
Common Stock	450,594,760	450,594,760
Series A Preferred Stock	19,661	19,661
Series B Preferred Stock	6,295	6,295
Total:	450,620,726	450,620,726

Each issued share is entitled to one vote.

The Majority Stockholders, holders of 243,328,118 shares of our stock (approximately 54% of the total outstanding shares), will vote to approve each of the proposals.  Appraisal rights are not available to stockholders with respect to any matter approved.

            The annual report on Form 10-K/A of the Company for the year ended December 31, 2009 (the “Annual Report”), along with the Company’s audited financial statements for the year ended December 31, 2009, are being mailed to the Company’s stockholders with this Information Statement and are hereby incorporated by reference.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

THE COMPANY IS NOT SOLICITING PROXIES IN CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ADMISSION TO ANNUAL MEETING

      Only stockholders of record will be admitted to the 2010 Annual Meeting.  You must present proof of your ownership of your Neonode, Inc. stock to be admitted to the 2010 Annual Meeting.  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the 2010 Annual Meeting, you must present proof of your ownership such as a bank or brokerage account statement, to be admitted.  Stockholders must also present a form of personal identification to be admitted to the 2010 Annual Meeting.  No cameras, recording equipment or electronic devices will be permitted in the meeting.

OUTSTANDING VOTING SECURITIES AND VOTE REQUIRED

Each share of Common Stock, Series A Preferred Stock, and Series B Preferred Stock entitles the holder thereof to one vote on each matter properly brought before the 2010 Annual Meeting.  As of the Record Date, 450,594,760 shares of Common Stock were issued and outstanding, 19,661 shares of Series A Preferred Stock were issued and outstanding, and 6,295 shares of Series B Preferred Stock were issued and outstanding.  Thus, stockholders representing no fewer than 225,310,364 shares of the Company’s stock are required to vote for the aforementioned proposals to effect the matters set forth therein.  It is anticipated that at the 2010 Annual Meeting, the Majority Stockholders, who beneficially own 243,328,118 shares of stock, representing approximately 54% of the total number of outstanding shares of the Company’s stock on the Record Date, will vote in favor of the aforementioned proposals, thereby ensuring the election of the nominee for Director of the Company, the ratification of the appointment of KMJ Corbin and Company as independent auditor, the ratification of the Company’s recent capital raising transactions, and the authorization of the Board to amend the Company’s Certificate of Incorporation to effect a reverse stock split.  Since the proposals will be approved by the holders of the required majority of the issued and outstanding stock of the Company, no proxies are being solicited in connection with this Information Statement and the accompanying Notice of Annual Meeting of Stockholders of the Company.

In accordance with Rule 14c-2 under the Exchange Act, the proposals will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of the Company. As this Information Statement is being sent to the beneficial owners of Common Stock on July 9, 2010, which is more than twenty (20) days before the date of the 2010 Annual Meeting, the Company anticipates that the actions contemplated by this Information Statement will be effected on or about the close of business on the date of the 2010 Annual Meeting.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s stock held of record by such persons as of the Record Date and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PROPOSAL 1:  ELECTION OF DIRECTOR

According to our Certificate of Incorporation, the Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of Directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining Directors.  A Director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the Director’s successor is elected and qualified. This includes vacancies created by an increase in the number of Directors.

The Board currently has three members, Mr. Per Bystedt, Mr. John Reardon, and Mr. Thomas Eriksson.  Mr. Bystedt and Mr. Eriksson were both reelected as Directors on December 11, 2009 for a three-year term expiring at the 2012 Annual Meeting of Stockholders of the Company.  Mr. Reardon’s term as a Director continues until the 2010 Annual Meeting of Stockholders of the Company.  Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of Directors. The nominees receiving the highest number of affirmative votes will be elected.

As of the date of this Information Statement, there are no material proceedings to which any Director or executive officer of the Company, or any associate thereof, is a party which is adverse to or has a material interest adverse to the Company or any of its subsidiaries.

                The following table sets forth the age and position currently held with the Company of persons nominated by the Board of Directors of the Company for the election as Directors of the Company:

Name	Age	Position Currently Held with the Company
John Reardon	50	Director

The proposed nominee for election as Director, Mr. Reardon, is willing to be reelected as a Director of the Company.  If elected, the nominee is expected to serve until the 2013 Annual Meeting of Stockholders of the Company or until his successor is duly elected and qualified or until his earlier death, resignation, or removal.  The Majority Stockholders will vote in favor of the proposed nominee for election as a Director, which will be sufficient to elect such Director.

The following is a brief biography of the nominee for election and for each continuing Director:

Nominee for Election as a Director for a Three-Year Term Expiring at the 2013 Annual Meeting

John Reardon, age 50, has served as a Director of SBE, Inc. since February 2004 and of Old Neonode since February 2007. Mr. Reardon is the chairman of the Audit Committee, of the Compensation Committee, and of the Nominating and Governance Committee of the Company.  Mr. Reardon has served as President and member of the Board of Directors of The RTC Group, a technical publishing company since 1990. In 1994, Mr. Reardon founded a Dutch corporation, AEE, to expand the activities of The RTC Group into Europe. Mr. Reardon also serves on the Board of Directors of One Stop Systems, Inc., a computing systems and manufacturing company.

The Board has concluded that Mr. Reardon should serve as Director of the Company because of his wide-ranging experience in management and finance, and his twenty years experience in business development.

Directors Continuing in Office Whose Term Expires at the 2012 Annual Meeting

Per Bystedt, age 45, has served as the Chairman of the Board of Directors and the Chief Executive Officer of the Company since May 2008 and served as the interim Chief Executive Officer of Old Neonode from October 2005 through July 2006.  Since 1997, Mr. Bystedt has been the Chief Executive Officer of Spray AB, an internet investment company.  From 1991 through 1997, Mr. Bystedt was CEO of various television production and network companies including Trash Television, ZTV AB, and TV3 Broadcasting Group Ltd., and Senior Vice President of MTG AB.  From 2000 to 2010, Mr. Bystedt served as a member of the Board of Directors of Axel Johnson AB.  From 2000 to 2008, he was a member of the Board of Directors of Eniro AB, and from 2005 to 2008, was a member of the Board of Directors of Servera AB.  From 2005 to 2010, Mr. Bystedt was the Chairman of the Board of Directors of AIK Fotboll AB, and is currently a member of the Board of Directors.  From 1997 through 2005, he served as a member of the Board of Directors of Ahlens AB, and from 1998 through 2000 he was the Chairman of the Board of Directors of Razorfish, Inc.  Mr. Bystedt holds an MBA degree from the Stockholm School of Economics.

The Board has concluded that Mr. Bystedt should serve as Director of the Company because of his extensive management experience, his experience as the Company’s Chief Executive Officer, and his more than twelve years of venture capital experience with technology companies

Thomas Eriksson, age 40, has served as a Director of the Company since December 2009, and as the Chief Executive Officer of Neonode Technologies AB, a wholly owned subsidiary of the Company, since January 1, 2009.  From February 2006 through December 31, 2008, Mr. Eriksson served as the Chief Technical Officer of the Company. Mr. Eriksson was one of the founders of Neonode, Inc. in 2001.

The Board has concluded that Mr. Eriksson should serve as Director of the Company because of his experience as one of the founders of the Company, and his deep understanding of the Company’s technology.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Structure

The Company provides optical touchscreen solutions for handheld consumer and industrial electronic devices.  The Company licenses its touchscreen technology to Original Equipment Manufacturers (OEMs) and Original Design Manufacturers (ODMs) who imbed the Company’s touchscreen technology into electronic devices that they develop and sell, such as mobile phones, e-book readers, mobile internet devices, global positioning systems (GPS), digital picture frames and micro PCs.  The cornerstone of the Company’s solution is its innovative optical infrared touchscreen technology, zForce™.  The Company believes that keyboards and keypads with moving parts will become obsolete for handheld devices and that its touchscreen solutions will be at the forefront of a new wave of finger-based and pen input technologies that will enable the user to interact and operate everything from small mobile devices to large industrial applications using a combination of touches, swipes, and hand gestures.  The Company’s Common Stock trades on the Over-the-Counter Bulletin Board under the symbol “NEON.OB.”

The Company has one subsidiary, Neonode Technologies AB, in Sweden.  The Swedish subsidiary was established to accelerate the research and development of the Company’s proprietary technology and solutions.

Board Leadership Structure

The Company has chosen to combine the principal executive officer and Board chairman positions.  The Company believes that this Board leadership structure is the most appropriate for the Company for the following reasons.  First, the Company is in a development stage and at this early time it is more efficient to have the leadership of the Board in the same hands as the principal executive officer of the Company.  The challenges faced by the Company at this stage – obtaining financing, performing research and development activities, and implementing our business plan – are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the Company’s business.  Second, Mr. Bystedt is uniquely suited to fulfill both positions of responsibility because he possesses both the strategic vision as well as the hands-on management experience that the Company needs to execute on its business plan.

Corporate Governance Guidelines

The Company adopted the Neonode, Inc. Code of Business Conduct that applies to all officers, Directors and employees. All of the Company’s employees must carry out their duties in accordance with the policies set forth in the Code of Business Conduct and with applicable laws and regulations. The Code of Business Conduct contains a separate Code of Ethics that applies specifically to the Company’s Chief Executive Officer and senior financial officers. The Code of Business Conduct and Code of Ethics is available on our website at http://www.neonode.com/Documents/investor/business_code_of_conduct.pdf.

The Board has adopted a written Audit Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/audit_committee_charter.pdf.

The Board has adopted a written Compensation Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/compensation_committee_charter.pdf.

The Board has adopted a written Nominating and Governance Committee Charter that is available on the Company’s website at http://www.neonode.com/Documents/investor/nominating_and_governance_committee_charter.pdf.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. John Reardon, Per Bystedt and Thomas Eriksson are the members of each committee. During the Company’s 2009 fiscal year, the Audit Committee met four times, the Compensation Committee met twice, and the Nominating and Governance Committee met twice. All of the Directors attended at least 75% of the meetings of each committee.

Below is a description of each committee of the Board.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that only John Reardon meets the applicable rules and regulations regarding “independence” and is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee.  John Reardon is Chairman of the Audit Committee.  The members of the Audit Committee are John Reardon, Per Bystedt and Thomas Eriksson.  The Audit Committee of the Board, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including the following:

•	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitoring the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;
•	conferring with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
•
establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the financial statements to be included in the Company’s Annual Report on Form 10-K; and
•	discussing with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

The Board annually reviews the SEC standards and definition of independence for Audit Committee members and has determined that a majority of members of the Company’s Audit Committee are not independent. The Company does not have an “audit committee financial expert”, as defined in the rules of the Securities and Exchange Commission, serving on the Audit Committee because the Board believes that the background and financial sophistication of its members are sufficient to fulfill the duties of the Audit Committee.

Compensation Committee.  John Reardon is Chairman of the Compensation Committee. The members of the Compensation Committee are John Reardon, Per Bystedt and Thomas Eriksson.  The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee’s functions include the following:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management;
•	reviewing and approving the compensation and other terms of employment of the Company’s Chief Executive Officer;
•	reviewing and approving the compensation and other terms of employment of the other executive officers; and
•	administering and reviewing the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.

       A majority of the members of the Compensation Committee are not independent.

       The Compensation Committee conducts an annual performance and compensation review for each of our executive officers and determines salary adjustments and bonus and equity awards at one or more meetings generally held during the last quarter of the year. In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The agenda for meetings of the Compensation Committee is usually determined by its Chairman with the assistance of the Company’s Chief Executive Officer and Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and Chief Financial Officer.

       The Committee approves routine on-hire option grants to employees of the Company, subject to specific limitations.  For these grants, the exercise price must be equal to the closing price on the OTC BB of the Company’s Common Stock on the date of grant.

Nominating and Governance Committee.  John Reardon is Chairman of the Nominating and Governance Committee. The members of the Nominating and Governance Committee are John Reardon, Per Bystedt and Thomas Eriksson.  The Nominating and Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as Directors of the Company, consistent with criteria approved by the Board. The Nominating and Governance duties include the following:

•	reviewing and evaluating incumbent Directors;
•	recommending candidates to the Board for election to the Board; and
•	making recommendations to the Board regarding the membership of the committees of the Board.

A majority of the members of the Nominating and Governance Committee are not independent.

The Nominating and Governance Committee believes that candidates for Director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such Directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such Directors’ independence.

In the case of new Director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent pursuant to applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating Director candidates.  To date, the Nominating and Governance Committee has not received any Director nominations from stockholders of the Company.

The Nominating and Governance Committee will consider Director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Neonode, Inc., Linnegatan 89, 11523 Stockholm, Sweden, at least six months prior to any meeting at which Directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a Director, and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected.

Meetings of the Board

The Board met four times during the Company’s 2009 fiscal year. Each Director attended 75% or more of the meetings of the Board and of the committees on which he served, held during the period for which he was a Director or committee member, respectively.  In addition, in 2009 the Company’s independent Directors met in regularly scheduled executive sessions at which only independent Directors were present.

All of the Board members attended last year’s annual meeting, either in person or telephonically. Mr. Kenneth Olson resigned from the Board on June 1, 2009, and Ms. Susan Major resigned from the Board on September 15, 2009.

Communication with the Board

Stockholders, or anyone else wishing to contact the Board directly, may send a written communication to David W. Brunton, Chief Financial Officer, 651 Byrdee Way, Lafayette, CA 94549, USA.  Mr. Brunton will forward such correspondence only to the intended recipients, whether the entire Board or only an individual Board member.  However, prior to forwarding any correspondence, Mr. Brunton will review such correspondence and, in his discretion, may not forward certain items if they are deemed to be of a commercial nature or sent in bad faith.

Independence of the Board of Directors

A majority of the members of the Board of a company listed on a national exchange must qualify as “independent,” as affirmatively determined by the Board of Directors.  Since the Company is not listed on a national exchange, it is not required to comply with these “independence” requirements.  At present, the sole independent member of the Board of Directors is John Reardon.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company.  These risks include financial, technological, competitive, and operational risks.  The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time.  In addition, the Audit Committee of the Board is responsible for the assessment and oversight of the Company’s financial risk exposures.

Directors’ Fees

Effective January 1, 2009, each non-employee Director of the Company received an annual retainer of $24,000, payable monthly in arrears.  The annual retainer was reduced to $12,000 per year effective June 1, 2009. The Chairman of the Board is entitled to receive an annual retainer of $30,000, payable monthly in arrears.  However, neither Mr. Bystedt nor Mr. Eriksson receives any fees for serving on the Company’s Board of Directors.  No Director is entitled to receive a per-meeting fee. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. While the Directors earned fees in 2009, the Directors have not been paid their fees for the months of January through December 2009, except for Mr. Reardon, who was paid a total of $7,000 for fees earned and accrued in 2009.

Effective January 2, 2008, on January 2 of each year (or the next business day if that date is a legal holiday), each non-employee Director is automatically granted an additional option to purchase 40,000 shares of Common Stock of the Company. However, the Company did not grant the non-employee Directors any stock options on January 2, 2009 or January 2, 2010. The exercise price of options granted is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant.  Options granted to Directors may not be exercised until the date upon which the optionee (or the affiliate of the optionee) has provided one year of continuous service as a non-employee Director following the date of grant of such option, at which point 100% of the option becomes exercisable.  The options will fully vest upon a change of control, unless the acquiring company assumes the options or substitutes similar options.  The term of options granted is 10 years.

Prior to January 2, 2008, the Directors were compensated primarily with grants of stock options. During the year ended December 31, 2007, the Company granted options covering 493,903 shares to non-employee Directors of the Company, at an exercise price per share ranging from $1.84 to $4.50. The fair market value of such Common Stock on the date of each grant was equal to the closing sales price reported on the Nasdaq Small Cap Market for the date of grant.  As of the date of this Information Statement, no options granted to Directors have been exercised.  On August 25, 2009, Mr. Reardon was granted a warrant to purchase 5 million shares of our Common Stock and Ms. Susan Major, a Director who resigned from our Board on September 15, 2009, was granted a warrant to purchase 2 million shares of our Common Stock, at an exercise price of $0.02. These warrants expire on August 25, 2016, seven years from the date of grant.

As of the date of this Information Statement, no options granted to Directors have been exercised.

The table below summaries the compensation paid by the Company to our Directors for the fiscal year ended December 31, 2009:

Director Compensation

Name(a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option or Warrant Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
	(c)		(b)			(h)

Susan Major (d)(g)	$14,000	-	$38,967	-	-	-	$52,967
John Reardon (f)	$18,000	-	$97,418	-	-	-	$115,418
Kenneth Olson (e)	$12,000	-	-	-	-	-	$12,000

(a)
All compensation paid to Per Bystedt and Thomas Eriksson is disclosed in the footnotes to the Summary Compensation Table included the Company’s Annual Report on Form 10-K filed with the SEC on March  29, 2010.  Neither Mr. Bystedt nor Mr. Eriksson receives any fees for serving on the Company’s Board of Directors.

(b)
Amounts are calculated as of the grant date of the options award in accordance with the provisions of applicable Accounting Standards. Please see Note 14. “Stock Based Compensation” in the Notes to the Consolidated Financial Statements as filed on Neonode, Inc.’s annual report Form 10K for the valuation assumptions made in the Black-Scholes option pricing used to calculate fair value of the option or warrant awards.

(c)
Ms. Major and Mr. Olson earned a fee equal to $2,000 per month as members of the Board of Directors for the months from January through May 2009. The amounts earned by each for the months January through May 2009 were accrued but not paid, and will not be paid until such time as the Company earns sufficient cash flow from operations to make such payment.  Ms. Major earned a fee equal to $1,000 per month as a member of the Board of Directors for the months from June through September 2009.  The amounts earned by her for the months June through September 2009 were accrued but not paid, and will not be paid until such time as the Company earns sufficient cash flow from operations to make such payment.  Mr. Reardon earned a fee as a member of the Board of Directors for the twelve months from January through December 2009, $2,000 per month for January through May, and $1,000 per month for June through December.  The amounts earned by him for the months January through May 2009 were accrued but not paid, and will not be paid until such time as the Company earns sufficient cash flow from operations to make such payment.  Mr. Reardon earned a fee equal to $1,000 per month for the months June through December 2009, and was paid a total of $4,000 in cash for fees earned during 2009.

(d)	Ms. Major resigned from the Board of Directors on September 15, 2009.

(e)	Mr. Olson was appointed to the Board of Directors in June 2008 and resigned on June 1, 2009.

(f)
On August 25, 2009, Mr. Reardon was granted a warrant to purchase 5,000,000 shares of our Common Stock at an exercise price of $0.02 per share.  Mr. Reardon holds 232,095 employee stock options to purchase our Common Stock with exercise prices ranging from $1.42 to $27.50 per share.

(g)	On August 25, 2009, Ms. Major was granted a warrant to purchase 2,000,000 shares of our Common Stock at an exercise price of $0.02 per share.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF KMJ CORBIN AND COMPANY
AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2010

The Board of Directors has selected KMJ Corbin and Company as the Company’s independent auditor for the current fiscal year, and the Board is asking stockholders to ratify that selection.  The Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KMJ Corbin and Company for ratification by stockholders as a matter of good corporate practice.

FEES PAID TO THE INDEPENDENT AUDITOR

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2009 and 2008, by KMJ Corbin and Company our principal accountant for 2009, and BDO Feinstein International AB, our principal accountant for 2008, and any of the member firms in the BDO International network.

	Fiscal Year Ended (in thousands)
	2009	2008
Audit Fees	$132	$525
Audit-related Fees	-	66
Tax Fees	-	24
All Other Fees	-	-
Total Fees	$132	$615

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the foregoing services separate from the audit services by BDO Feinstein International AB and KMJ Corbin and Company are compatible with maintaining the principal accountant’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has not approved any formal policy concerning pre-approval of the auditors to perform both audit and non-audit services (services other than audit, review and attest services).  Instead, on a case by case basis, any audit or non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services.  All of the fees earned by BDO Feinstein International AB and KMJ Corbin and Company described above were attributable to services pre-approved by the Audit Committee.

The affirmative vote of holders of a majority of the shares of Common Stock and of Preferred Stock represented at the meeting, voting together as a single class, is required to approve the ratification of the selection of KMJ Corbin and Company as the Company’s independent auditor for the current fiscal year.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

PROPOSAL THREE

RATIFICATION OF THE TERMS OF CERTAIN CAPITAL RAISING TRANSACTIONS
 EFFECTED BY THE COMPANY IN
 THE FOURTH QUARTER OF 2009 AND THE FIRST QUARTER OF 2010

In the last quarter of 2009 and in the first quarter of 2010, the Company entered into two private placement financing transactions, as described below.  While these transactions have been approved by the Board, due to the participation of interested parties in the transactions, the Board is asking the stockholders to ratify these transactions as a matter of good corporate practice.  The Majority Stockholders will vote in favor of the ratification of the September 2009 and March 2010 financing transactions described below, which will be sufficient to ratify these transactions.

The September 2009 Financing Transaction

During the period from August 25, 2009 through December 31, 2009, we completed a private placement of convertible notes totaling $987,000 that can be converted, at the holder’s option, into 49,349,151 shares of our Common Stock at a conversion price of $0.02 per share. The convertible note holders have the right to have the conversion price adjusted to equal the lower stock price if we issue stock or convertible notes at a lower conversion price than $0.02 during the period that the notes are outstanding. These convertible notes are due on December 31, 2010 and bear an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes are outstanding.  In addition, we issued 24,674,576 three-year warrants to the convertible note holders with an exercise price of $0.04 per share.  The warrants may be exercised and converted to Common Stock, at the warrant holder’s option, beginning on the six-month anniversary date of issuance until the warrant expiration date.  We are not obligated to register the Common Stock related to the convertible debt or the warrants.

Mr. Per Bystedt, our Chairman and Chief Executive Officer, and a company controlled by Mr. Bystedt invested a total of $116,000 of the $987,000 raised in the private placement financing transaction. Mr. Bystedt and a company controlled by Mr. Bystedt received a total of 2,892,300 warrants to purchase our Common Stock, and the convertible notes can be converted into a total of 5,784,600 shares of our Common Stock.

Mr. Mats Dahlin, a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, is the beneficial owner of Davisa Ltd.  On October 9, 2009 and December 15, 2009, Davisa Ltd. purchased a total of $77,650  in convertible notes that may be converted, at the option of Davisa Ltd., into 3,882,516 shares of our Common Stock, and also received warrants that, when exercised, can be converted into 1,941,258 shares of our Common Stock at a conversion price of $0.04 per share.

In addition, on January 7, 2010 we issued a warrant to purchase 1,305,740 shares of our Common Stock that has an exercise price of $0.04 per share to Carl Molinder who facilitated the private placement of convertible notes and warrants in the September 2009 financing transaction.

The March 2010 Financing Transaction

During the period from January 1, 2010 through May 20, 2010, we received $1.8 million in proceeds related to a private placement of convertible notes and stock purchase warrants that can be converted, at the holder’s option, into 87,957,174 shares of our Common Stock at a conversion price of $0.02 per share and 44,017,782 stock purchase warrants that have an exercise price of $0.04 per share. The convertible note holders have the right to have the conversion price adjusted to equal the lower stock price if we issue stock or convertible notes at a lower conversion price than $0.02 during the period that the notes are outstanding. These convertible notes are due on December 31, 2010 and bear an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes are outstanding. The warrants may be exercised and converted to Common Stock, at the warrant holder’s option, beginning on the six month anniversary date of issuance until the warrant expiration date. We are not obligated to register the Common Stock related to the convertible debt or the warrants.

On January 18, 2010, Mr. Bystedt purchased $16,390 of convertible notes that may be converted into 819,500 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 419,750 shares of our Common Stock at a conversion price of $0.04 per share. In addition, Iwo Jima SARL converted $161,352 of amounts owed to Iwo Jima SARL for Mr. Bystedt’s consulting services into convertible notes that may be converted into 8,167,614 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 4,083,807 shares of our Common Stock at a conversion price of $0.04 per share.

On February 18, 2010, Davisa Ltd. purchased a total of $138,074  in convertible notes that may be converted, at the option of Davisa Ltd., into 6,903,700 shares of our Common Stock and also received warrants that, when exercised, can be converted into 3,451,850 shares of our Common Stock at a conversion price of $0.04 per share.

On March 21, 2010, we issued 875,000 shares of our Common Stock and a warrant to purchase 875,000 of our Common Stock an exercise price of $0.04 per share to Davisa Ltd. for services provided for the private placement of convertible notes and warrants in the March 2010 financing transaction.

The affirmative vote of holders of a majority of the shares of Common Stock and Preferred Stock represented at the meeting, voting together as a single class, is required to approve the ratification of the terms of the capital raising transactions described above.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

PROPOSAL FOUR

APPROVAL OF THE AUTHORIZATION OF THE BOARD, IN ITS DISCRETION, TO AMEND THE
COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT
A REVERSE STOCK SPLIT WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

Background

We are seeking stockholder approval authorizing the Board of Directors, in its discretion, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common stock and Preferred Stock, without further approval or authorization of the Company’s stockholders, at a ratio of not less than twenty-for-one and not more than fifty-for-one, with the exact ratio to be set within this range as determined by the Board in its sole discretion at any time prior to the next annual meeting of stockholders of the Company (the “Reverse Split”).

The Board has adopted a resolution (i) declaring the advisability of the Reverse Split, (ii) approving a corresponding amendment of the Company’s Certificate of Incorporation to effect the Reverse Split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect a Reverse Split, without further approval or authorization of the Company’s stockholders, at any time prior to the next annual meeting of stockholders of the Company. The Reverse Split, if approved by our stockholders, would become effective upon the filing of the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the Board determines that the Reverse Split is unnecessary, the amendment to the Company’s Certificate of Incorporation will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law.

The Reverse Split

The Board believes that stockholder authorization of the Reverse Split within a ratio range (as opposed to authorization of a specified reverse stock split ratio) will provide the Board with maximum flexibility to achieve the purposes of the Reverse Split, and, therefore, is in the best interests of the Company and its stockholders.  The actual timing for implementation of the Reverse Split, if necessary, would be determined by the Board of Directors based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders.  Furthermore, notwithstanding stockholder authorization, the Board also would have the discretion not to implement the Reverse Split.  If the Board of Directors were to elect to implement the Reverse Split, the Board of Directors would base its determination upon the then-current trading price of our Common Stock and the advice of our financial advisers, among other factors.

Depending on the ratio for the Reverse Split determined by the Board, multiple shares (i.e., a number between twenty and fifty) of existing stock, as determined by the Board, will be combined into one share of stock.  Stockholders should recognize that once the Reverse Split is effected, they will own fewer shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by a number between twenty and fifty).  While we expect that the Reverse Split will result in an increase in the per share price of our Common Stock and Preferred Stock, the Reverse Split may not increase the per share price of our Common Stock and the Preferred Stock in proportion to the reduction in the number of shares of our Common Stock and Preferred Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock and/or our Preferred Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.  Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

In addition, the Reverse Split will likely increase the number of stockholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

The Reverse Split will be realized simultaneously and in the same ratio for all shares of the Common Stock and the Preferred Stock. All holders of our stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock. In addition, the split will not affect any holder of stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of stock will remain fully paid and non-assessable. The Reverse Split is a transaction rather than the first step in a series of transactions and will not cause the Company’s Common Stock to be held of record by fewer than 300 persons.

The authorized capital stock of the Company currently consists of 698,000,000 shares of Common Stock, having a par value of $.001 per share and 2,000,000 shares of Preferred Stock having a par value of $.001 per share. There will be no change in the number of authorized capital stock or the par value of the Common or Preferred Stock as a result of the Reverse Split.  As of June 23, 2010, the Company had 450,594,760 shares of Common Stock issued and outstanding and 19,661 shares of Preferred A Stock issued and outstanding, and 6,295 shares of Preferred B Stock issued and outstanding.  Assuming the conversion of all issued and outstanding Preferred Stock, the Company currently has 460,876,274 shares of Common Stock issued and outstanding (on an as-converted basis not including treasury shares).

Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company would have approximately 23,043,814 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the Reverse Split is 20-for-1, and 9,217,525 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the Reverse Split is 50-for-1.  Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 9,217,525 and 23,043,814 shares.

The Board of Directors will determine the exact ratio of the Reverse Split and the actual time of filing of the Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.

                The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the Reverse Split if the Board determines that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Purpose of the Reverse Split

The Board believes that the Reverse Split will increase the per-share market price of our Common Stock, and that a higher per-share market price could encourage investor interest in the Company.  In this regard, the Board believes that the Reverse Split may be beneficial for the following reasons:

▪
It could attract the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company by increasing the trading price of our Common Stock and decreasing the number of outstanding shares of our Common Stock.

▪
It could help to attract institutional investors who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such stocks to their customers.

▪
It may also encourage investors who had previously been dissuaded from purchasing the Company’s Common Stock because commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks.

The Board believes that the current low price per share of our Common Stock has made our Common Stock less marketable due to the following factors:

Many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks;

▪
Because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price per share of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the price per share of our Common Stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase our Common Stock;

▪
A variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint;

▪	Many brokerage firms are reluctant to recommend low-priced stocks to their customers; and

▪	The analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

Although any increase in the market price of our Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Reverse Split will result in an increase in the bid price for our Common Stock that will be large enough to reduce the effect of some of the policies, practices and circumstances referred to above.

Nevertheless, stockholders should note that we cannot accurately predict the effect of the Reverse Split upon the market price of our Common Stock.  In particular, we cannot assure you that prices after the Reverse Split will be twenty to fifty times, depending on the Reverse Split ratio selected by our Board, the prices immediately prior to the Reverse Split.  Furthermore, we cannot assure you that the market price of our Common Stock immediately after the Reverse Split will be maintained for any period of time. Even if an increased price per share can be maintained, the Reverse Split may not achieve the desired results that have been outlined above.  Moreover, because some investors may view the Reverse Split negatively, we cannot assure you that the Reverse Split will not harm the market price of our Common Stock or, alternatively, that the market price following the Reverse Split will either exceed or remain in excess of the current market price.  It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

Implementation of the Reverse Split

            Once the Reverse Split proposal is approved by the Company’s stockholders, and if the Board of Directors in its discretion still believes at that time that the Reverse Split is in the best interests of the Company and its stockholders, after the Board of Directors votes in favor of effecting the Reverse Split, the Reverse Split will be implemented by filing a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, and the Reverse Split will become effective on the date of the filing (the “Effective Date”), provided that the filing occurs prior to the next annual meeting of stockholders of the Company.  We will obtain a new CUSIP number for the new Common Stock and Preferred Stock effective at the time of the Reverse Split.  Stockholders who held shares of the Company’s Common Stock as of the close of business on the Effective Date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the Reverse Split has been effected.  The Company’s transfer agent will act as its exchange agent (the “Exchange Agent”) to act for the Record Holders in implementing the exchange of their certificates.  As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split Common Stock and Preferred Stock (“Old Stock”) to the Exchange Agent in exchange for certificates representing post-split Common Stock and Preferred Stock (“New Stock”).  Any fractional shares resulting from the Reverse Split will be rounded up to nearest whole number.

                As soon as practicable after the Effective Date, a letter of transmittal will be sent to stockholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Stock in exchange for certificates representing New Stock in accordance with the procedures set forth in the letter of transmittal.  No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent.  From and after the Effective Date, any certificates representing Old Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio.

Principal Effects of the Reverse Split

General

The Reverse Split will affect all holders of our stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split.  In addition, the Reverse Split would not affect the registration of our Common Stock under the United States securities laws.

Effect on the Authorized but Unissued Shares of Common Stock

The number of authorized but unissued shares of our Common Stock effectively will be increased significantly by the Reverse Split.  For example, based on the 460,876,274 shares of Common Stock outstanding on June 23, 2010, assuming conversion of all Preferred Stock, and the 698,000,000 shares of Common Stock that are authorized under our Certificate of Incorporation, if our Board determines that the Reverse Split ratio is fifty-for-one, for example, the Reverse Split would reduce the number of issued shares of Common Stock to 9,217,525, thereby having the effect of increasing the number of authorized but unissued shares of Common Stock from 237,123,726 to 688,782,475.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.  In addition, the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect.  Although we are not proposing the Reverse Split for this purpose, we could, subject to our Board's fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Certificate of Incorporation or Bylaws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by our Board.

Effect on Stock Options, Warrants, and Par Value

We have outstanding certain stock options and warrants to purchase shares of Common Stock.  Under the terms of these outstanding stock options and warrants, the Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the Reverse Split ratio, and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants.  In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded up to the nearest whole share and no cash payment will be made in respect of such rounding.  No fractional shares of Common Stock or cash in lieu of fractional shares will be issued or paid in connection with the Reverse Split.

The par value of our Common Stock would remain at $0.001 per share following the Effective Date of the Reverse Split.

Accounting Matters

The Reverse Split will not affect total stockholders’ equity on our balance sheet. As a result of the Reverse Split, the stated capital component attributable to our stock will be reduced to an amount equal to between one-twentieth and one-fiftieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stockholder’s equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the Reverse Split, and the Company will not independently provide stockholders with any such right.

 Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their Old Stock shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the New Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to shareholders companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

•	Stockholders should not recognize any gain or loss as a result of the Reverse Split.
•	The aggregate basis of a stockholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.
•	The holding period of the shares owned immediately after the Reverse Split will include the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our stock.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE SPLIT OR THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Text of the Proposed Amendment

If the Board determines to effect the reverse stock split upon the approval of the proposal by the stockholders, the Company proposes to amend our Amended and Restated Certificate of Incorporation by adding the following new paragraph immediately after Section A of Article IV:

“Effective at the close of business, Eastern Time, on ________ ___, 2010, each _______ (__) outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock, and each _____ (__) outstanding shares of the Corporation’s Preferred Sock will be exchanged and combined, automatically, without further action, into one (1) share of Preferred Stock.  At the effective date, there shall be no change in the number of authorized shares, including the number authorized for each class of shares, which the Corporation shall have the authority to issue.”

The affirmative vote of holders of a majority of the shares of Common Stock and Preferred Stock represented at the meeting, voting together as a single class, is required to approve the amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Split.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

OTHER INFORMATION REGARDING THE COMPANY

Our executive officers and the executive officers of our subsidiary who perform policy-making functions are as follows:

Name	Age	Position with the Company	Officer Since
Mr. Per Bystedt	45	Chairman of the Board and CEO	May 22, 2008
Mr. Thomas Eriksson	40	Director and CEO of Neonode Technologies AB	April 26, 2009
Mr. David W. Brunton	60	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	November 1, 2001

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of our stock, to file reports of ownership and changes in ownership with the SEC. Officers, Directors, and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 23, 2010, certain information regarding the estimated ownership of our common stock assuming conversion of all issued and outstanding Series A and Series B Preferred Stock by: (i) each director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.  Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o Neonode, Inc. - Stockholder address.

Percentage ownership is based on 695,563,662 shares, the estimated number of shares of common stock outstanding after the conversion of the Series A and B Preferred Stock and the conversion of the outstanding warrants and convertible debt.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Per Bystedt (2)(3)(4) CEO and Director	95,833,446	13.78%

Magnus Goertz	62,759,021	9.45%
Founder

Thomas Eriksson	73,993,853	10.64%
CEO Neonode Technologies AB and Director

David Brunton (2)(5)(6) CFO	11,559,451	1.66%

John Reardon (2)(5) Director	5,309,817	0.76%

All executive officers and directors as a group (5 persons) (2)	249,455,588	36.3%

1.
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

2.
Includes 40,000, 225,000 and 232,095 shares of common stock that Messrs. Bystedt, Brunton and Reardon, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

3.
Includes 73,635,848 shares of common stock, 5,691,532 warrants to purchase shares of common stock at an exercise price of $0.04 per share, and $218,052 of convertible debt that can be converted into 11,383,064 shares of common stock that are held by Iwo Jima SARL. Iwo Jima SARL may be deemed an affiliate of Mr. Bystedt.

4.
Includes 1,694,325 warrants to purchase shares of common stock at an exercise price of $0.04 per share and $67,773 of convertible debt that can be converted into 3,388,650 shares of common stock that is held by Mr. Bystedt.

5.	Includes 4,000,000 and 5,000,000 warrants to purchase shares of common stock at an exercise price of $0.02 per share held by Messrs. Brunton and Reardon, respectively.

6.
On December 31, 2008, Mr. Brunton purchased 14,564.22 shares of Series A Preferred Stock from the Neonode Technologies AB Stockholders, (Iwo Jima SARL, Wirelesstoys AB, and Athemis Ltd.), which shares have since been exchanged for 7,000,001 shares of our Common Stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our Company.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2009 and 2008:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option or Warrant Awards ($)	All Other Compensation ($)	Total ($)
				(b)	(a)	(c)
Per Bystedt	2009	$210,748	-	-	-	-	$210,748
Chief Executive Officer (d)(e)	2008	$91,174	-	-	-	-	$91,174

Thomas Eriksson(f)(g)	2009	$216,417	-	-	-	-	$216,417

Magnus Goertz(h)	2009	$217,595	-	-	-	-	$217.595

David W. Brunton, Chief	2009	$85,000	-	-	$77,934	-	$162,934
Financial Officer	2008	$165,000	-	$17,897	$144,120	$1,040	$328,057

(a)
Amounts are calculated as of the grant date of the option or warrant award in accordance with the provisions of applicable Accounting Standards. Please see Note 10 “Stock Based Compensation” in the Notes to the Consolidated Financial Statements as filed on Neonode, Inc.’s annual report Form 10-K for the valuation assumptions made in the Black-Scholes option pricing used to calculate fair value of the option or warrant awards.

(b)
Amounts are the market value of common stock issued to Mr. Brunton under the pre-merger SBE, Inc. stock in-lieu of cash payroll plan that was implemented in 2007 as a cash preservation measure and the market value of common stock issued to Mr. Brunton in 2008 for payment of accrued vacation liability.

(c)	Includes $1,040 attributable in fiscal 2008 to Mr. Brunton for premiums paid by the Company for group term life insurance.

(d)
Mr. Bystedt was appointed Chief Executive Officer in May 2008. He is a citizen of Sweden and is employed in Sweden and all payments to him are in Swedish Krona (SEK). The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2008 year 6.58 SEK to the USD. The Company accrued but did not pay 300,000 Krona ($45,587 USD) salary for the first three months that Mr. Bystedt was employed as the CEO. Mr. Bystedt was paid 300,000 Kronor ($45,587) of the amount owed to him for the next three months by the Swedish government pursuant to Swedish reconstruction laws. The accrued but unpaid balance of $45,587 has not been paid and was forgiven in the Neonode AB bankruptcy.

(e)
Mr. Bystedt, through his company, Iwo Jima SARL, entered into a consulting agreement with us whereby he has earned a total of $210,748 salary plus applicable Swedish payroll taxes for his services as CEO of Neonode, Inc. for the year ended December 31, 2009. As of December 31, 2009, $159,000 is included in our accrued expenses. The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2009 year 7.65 SEK to the USD. Mr. Bystedt accrued a salary and applicable Swedish payroll taxes of 134,000 SEK per month.

(f)
On September 15, 2009, Mr. Eriksson was appointed to our Board. Mr. Eriksson serves as our Chief Executive Officer of Neonode Technologies AB and his compensation is related to his duties as CEO of this company. Mr. Eriksson does not receive any fees for his duties as a member of our Board.

(g)
Mr. Eriksson, through his company, Wirelesstoys AB, entered into a consulting agreement with us whereby he has earned a total of $216,417 for his services for the year ended December 31, 2009. We paid $97,000 of the amount owed to Wirelesstoys AB during the year ended December 31, 2009 and $119,000 is included in our accrued expenses at December 31, 2009. The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2009 year 7.65 SEK to the USD. Mr. Eriksson accrued a salary and applicable Swedish payroll taxes of 134,000 SEK per month.

(h)
Mr. Goertz, through his company, Athemis Ltd., entered into a consulting agreement to perform duties as a lead engineer with us whereby he has earned a total of $217,595 for his services for the year ended December 31, 2009. We paid $71,000 of the amount owed to Athemis Ltd. during the year ended December 31, 2009 and $147,000 is included in our accrued expenses at December 31, 2009. The amounts in this table are displayed in U.S. Dollars (USD) and are converted from the SEK to USD using the average exchange rate for fiscal 2009 year 7.65 SEK to the USD. Mr. Goertz accrued a salary and applicable Swedish payroll taxes of 134,000 SEK per month.

Outstanding Equity Awards at Fiscal Year-end

		OPTION AWARDS
Name & Principal Position	Grant Date	Number of Securities Underlying Unexercised Options or Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise price ($)	Option Expiration Date
Per Bystedt, CEO	1/2/2008	40,000(3)	-	-	$3.45	1/2/2015
David W. Brunton, CFO	4/12/2004	5,000	-	-	$22.25	4/12/2011
	3/31/2005	20,000	-	-	$14.75	8/8/2012
	3/21/2006	5,000	-	-	$5.00	3/21/2013
	5/30/2007	15,000	-	-	$2.33	5/30/2014
	8/10/2007	104,999	75,001(1)	-	$4.90	8/10/2014
	8/25/2009 (2)	4,000,000	-	-	$0.02	8/25/2016

(1)	Stock Option Grants vest 25% on first anniversary date of grant and monthly thereafter for the next 36 months.
(2)	On August 25, 2009, Mr. Brunton was granted a warrant to purchase 4,000,000 shares of our Common Stock at an exercise price of $0.02 per share. The warrant is vested on the grant date.

(3)	Mr. Bystedt was granted 40,000 stock options that vested one year after the grated date for services as a member of our Board of Directors.

Employment Agreements and Change of Control Arrangements.

David W. Brunton

Change in Control Termination.  If Mr. Brunton’s employment terminates due to a Change in Control Termination, Mr. Brunton will be entitled to receive the following benefits:

1.
Salary Continuation.  Mr. Brunton shall receive an amount equal to six (6) months of Base Salary. Such amount shall be paid in equal monthly installments over the six (6) months following Change in Control Termination and shall be subject to all required tax withholding.

2.
Bonus Payment.  Within fifteen (15) days following the last day of the fiscal quarter during which a Change in Control Termination occurs, Mr. Brunton shall receive the pro-rata share of any bonus to which he would have been entitled had his employment with the Company continued.  The bonus amount paid will be the product of the bonus percentage of Base Salary derived per his bonus plan multiplied by his Base Salary from the beginning of the Fiscal Year through the date of his Involuntary Termination Without Cause.  Such payment shall be subject to all required tax withholding.

3.
Acceleration of Option Vesting.  Effective as of the date of a Change in Control Termination, Mr. Brunton shall be credited with full vesting under all options to purchase the Company’s Common Stock that he holds on such date.

NO DISSENTERS’ RIGHTS

      The corporate action described in this Information Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Per Bystedt

Mr. Per Bystedt, our Chairman of the Board and Chief Executive Officer, is personally involved in our refinancing and capital raising activities.  Mr. Bystedt is the beneficial holder of approximately 95.8 million shares of our common stock, or approximately 13.78%, of the Company’s outstanding shares of common stock, as of June 23, 2010 on a fully diluted basis, and is the beneficial owner of Iwo Jima SARL.

Iwo Jima SARL invested $100,000 in the Company’s December 2008 financing transaction and received 10,000 shares of our Series A Preferred stock that was exchanged for 4,806,300 shares of our Common Stock. Iwo Jima SARL also surrendered warrants in exchange for 7,210.96 shares Series B Preferred Stock. The Series B Preferred stock was exchanged for 952,351 shares of our Common Stock.  Iwo Jima SARL was one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement on December 29, 2008. Iwo Jima SARL received 151,788.17 shares of our Series A Preferred Stock that was exchanged for 72,906,894 shares of our common Stock. On November 6, 2009, Iwo Jima SARL transferred 4,000,000 shares of our Common Stock to certain employees of the Company.

On September 15, 2009, Iwo Jima SARL purchased $64,000 in convertible notes that may be converted, at the option of Iwo Jima SARL, into 3,215,450 shares of our Common Stock and also received a warrant that when exercised can be converted into 1,607,725 share of our Common Stock at a conversion price of $0.04 per share.   On September 15, 2009, Mr. Bystedt directly purchased $51,000 in convertible notes that may be converted, at the option of Mr. Bystedt, into 2,569,150 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 1,284.575 shares of our Common Stock at a conversion price of $0.04 per share.  Mr. Bystedt holds 40,000 employee stock options to purchase our common stock at $3.45 per share.

On January 1, 2009, Mr. Bystedt, through his company, Iwo Jima SARL, entered into a consulting agreement with us whereby he has earned a total of $211,000 for his services as the CEO of Neonode, Inc. for the year ended December 31, 2009. As of December 31, 2009, $159,445 is included in our accrued expenses.

Mr. Per Bystedt, our Chairman and Chief Executive Officer, and a company controlled by Mr. Bystedt invested a total of $180,000 of the $987,000 raised in the private placement financing transaction. Mr. Bystedt and a company controlled by Mr. Bystedt received a total of 4,493,557 warrants to purchase our common stock and the convertible notes can be converted into a total of 8,987,114 shares of our common stock. We are not obligated to register the common stock related to the convertible debt or the warrants.

On January 18, 2010, Mr. Bystedt purchased $16,000 of convertible notes that may be converted into 819,500 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 419,750 shares of our Common Stock at a conversion price of $0.04 per share. In addition, Iwo Jima SARL, converted $161,000 of amounts owed to Iwo Jima SARL for Mr. Bystedt’s consulting services into convertible notes that may be converted into 8,167,614 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 4,083,807 shares of our Common Stock at a conversion price of $0.04 per share.

Transactions with Thomas Eriksson

Mr. Thomas Eriksson, Chief Executive Officer of our wholly owned subsidiary, Neonode Technologies AB and a member of our Board, is the beneficial holder of approximately 73.9 million shares of our common stock, or approximately 10.64% of our outstanding shares of common stock as of June 23 2010 on a fully diluted basis, and is the beneficial owner of Wirelesstoys AB, which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.

As part of the share exchange transaction, Wirelesstoys AB received 151,788.17 shares of our Series A Preferred Stock, which shares have since been exchanged for 72,906,894 shares of our common Stock.

On November 6, 2009, Wirelesstoys AB transferred 4,000,000 shares of our Common Stock to certain employees of the Company.

On January 1, 2009, Mr. Eriksson, through his company, Wirelesstoys AB, entered into a consulting agreement with us whereby he has earned a total of $216,000for his services as the CEO of Neonode Technologies AB for the year ended December 31, 2009. We paid $119,000 of the amount owed to Wirelesstoys AB during the year ended December 31, 2009 and $97,000 is included in our accrued expenses at December 31, 2009.

Transactions with Magnus Goertz

Mr. Magnus Goertz, one of our founders, is the beneficial holder of approximately 62.8 million shares of our common stock, or approximately 9.45% of our outstanding shares of common stock as of June 23, 2010 on a fully diluted basis, and is the beneficial owner of Athemis Ltd., which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.

As part of the share exchange transaction, Athemis Ltd. received 151,788.17 shares of our Series A Preferred Stock, which shares have since been exchanged for 72,906,894 shares of our common Stock.

On November 6, 2009, Athemis Ltd. transferred 12,000,000 shares of our Common Stock to certain employees of the Company.

On January 1, 2009, Mr. Goertz, through his company, Rector AB, entered into a consulting agreement with us whereby he has earned a total of $218,000 for his services and an engineer for the year ended December 31, 2009.  We paid $71,000 of the amount owed to Rector AB during the year ended December 31, 2009 and $147,000 is included in our accrued expenses at December 31, 2009.

Transactions with Mats Dahlin

Mr. Mats Dahlin, a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, is the beneficial owner of Davisa Ltd. On October 9, 2009 and December 15, 2009, Davisa Ltd. purchased a total of $50,000  in convertible notes that may be converted, at the option of Davisa Ltd., into 2,482,516 shares of our Common Stock and also received warrants that, when exercised, can be converted into 1,241,258 shares of our Common Stock at a conversion price of $0.04 per share.  On August 25, 2009, Davisa Ltd. was granted a warrant to purchase 4,660,000 shares of our Common Stock at an exercise price of $0.02 per share in consideration for Mr. Dahlin’s services as a board member and advisor to the company.  In June 2009, Mr. Dahlin, through his company, Davisa Ltd., entered into a consulting agreement with us whereby he earned a total of $28,000 for his services for the year ended June 30, 2010. In lieu of a cash payment, On December 15, 2009, we converted the $28,000 to a convertible note and a warrant under the same terms and conditions as the September 2009 convertible debt financing transaction. Davisa Ltd. received a total of $28,000 in convertible notes that may be converted, at the option of Davisa Ltd., into 1,400,000 shares of our Common Stock and also received warrants that, when exercised, can be converted into 700,000 shares of our Common Stock at a conversion price of $0.04 per share  As of December 31, 2009, Mr. Dahlin is the beneficial owner of approximately 10.5 million shares of our common stock or approximately 1.5% of our outstanding shares of common stock on a fully diluted basis.

On March 21, 2010, we issued 875,000 shares of our common stock and a warrant to purchase 875,000 of our common stock an exercise price of $0.04 per share to Davisa Ltd., a company controlled by Mr. Mats Dahlin, a member of the Board of Directors of Neonode Technologies AB, for services provided for the private placement of convertible note and warrant in the March 2010 financing transaction.  On February 18, 2010, Davisa Ltd. purchased a total of $138,000  convertible notes that may be converted, at the option of Davisa Ltd., into 6,903,700 shares of our Common Stock and also received warrants that, when exercised, can be converted into 3,451,850 shares of our Common Stock at a conversion price of $0.04 per share.

Independence of the Board of Directors

The Board affirmatively determined that as of December 31, 2009, only John Reardon is an independent Director within the meaning of the applicable NASDAQ listing standards. The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. John Reardon, Kenneth Olson and Susan Major, each an independent Director, constituted the members of each committee until the resignation of Kenneth Olson on June 1, 2009 and Susan Major on September 15, 2009.  John Reardon remains an independent Director and has been joined on each of the Board’s committee by Per Bystedt and Thomas Eriksson.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be presented for stockholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof.

ANNUAL REPORT ON FORM 10-K

On March 29, 2010, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2009. On May 12, 2010, we filed with the SEC our Amended Form 10-K/A for the year ended December 31, 2009. A copy of the Amended 10-K/A has been mailed to all stockholders along with this Information Statement. The Company’s filings with the SEC are all accessible by following the links on the Company’s website at http://investor.neonode.com. Stockholders may obtain additional copies of the Company’s Annual Report on Form 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at Linnegatan 89, 11523 Stockholm, Sweden.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders.  Under the rules of the SEC, to be included in the proxy statement for our 2011 annual meeting of stockholders, proposals must be received by us no later than March [__], 2011.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Information Statement incorporates by reference the following documents which we have previously filed with the Securities and Exchange Commission (SEC).  They contain important information about the Company and its financial condition.

●           The Company’s 2009 Annual Report on Form 10-K/A filed with the SEC on May 12, 2010.

●           The Company’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2010.

We will provide, without charge, a copy of any and all of the information that has been incorporated by reference in this proxy statement (without exhibits unless such exhibits are specifically incorporated by reference in this proxy statement) to each person to whom a proxy statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request,.  You may request of copy of the foregoing documents by writing to us at Neonode, Inc., Linnegatan 89, 11523 Stockholm, Sweden, or by calling us at (925) 229-2125.

By Order of the Board of Directors

/s/ Per Bystedt
Mr. Per Bystedt
Chairman of the Board
Stockholm, Sweden

July __, 2010